EXHIBIT 11

           NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE
            For the Three Months Ended September 30, 1999 and 1998
                                 (Unaudited)
                     (In thousands except per share data)

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                                                       1999         1998

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Numerator for basic and diluted
earnings per share:
    Earnings available to common stockholders
    before and after assumed conversions:
       Earnings from continuing operations       $      12,586       15,896
       Losses from discontinued operations                 -        (14,125)

    Net earnings                                 $      12,586        1,771


Denominator:
    Basic earnings per share -
    weighted-average shares                              3,501        3,498

    Effect of dilutive stock options                        27           46

    Diluted earnings per share -
    adjusted weighted-average
    shares for assumed conversions                       3,528        3,544


Basic earnings per share:
    Earnings from continuing operations          $        3.60         4.55
    Losses from discontinued operations                    -          (4.04)

    Net earnings                                 $        3.60         0.51


Diluted earnings per share:
    Earnings from continuing operations          $        3.57         4.48
    Losses from discontinued operations                    -          (3.98)

    Net earnings                                 $        3.57         0.50


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